           COTELLIGENT, INC. NEGOTIATING ACQUISITION TO EXPAND MARKET
                     SHARE OF GROWING MOBILITY MARKETPLACE

     Companies' complementary expertise will expand offerings to and support of clients

Irvine, CA -July 2, 2003 - Cotelligent, Inc. (OTC BB: CGZT), a leading developer of business solutions that enhance, integrate and extend enterprise information to mobile and Web technologies, announced today that it has signed a non-binding letter of intent to acquire a Field Force Automation (FFA) software company that will strengthen Cotelligent's position in the mobility marketplace.

Cotelligent is currently in advanced negotiations and due diligence with the undisclosed software company and expects to sign a definitive agreement in July. Certain conditions must be met prior to closing.

In a letter to shareholders this past April, Cotelligent discussed its on-going strategy to merge, acquire or invest in companies that would strengthen Cotelligent's competitive position. One part of the strategy is to build upon Cotelligent's capability in mobile solutions and post-implementation support. "Cotelligent now has an outstanding platform with a strong infrastructure, clean balance sheet, significant operating capital ...and most importantly, the management know-how to build to greater scale in a tough environment," wrote James Lavelle, Cotelligent Chairman and CEO.

The other part of the strategy calls for stronger critical mass of revenue and lower combined company SG&A by leveraging Cotelligent's scalable infrastructure. The contemplated acquisition achieves these objectives by realizing a significant incremental increase in revenue and reduction of the combined operating expenses.

In addition, Cotelligent believes the acquisition will leverage its mobility application development expertise with an FFA software product which complements Cotelligent's strategy. "We believe both companies' shareholders will benefit by merging capabilities compared with a go-it-alone strategy. Their specific industry expertise and global reach will make Cotelligent an even stronger contender with our combined global clients and prospects," said Lavelle.

The potential is already being realized by new prospects. Both companies are currently proposing the use of the software company's product hosted by Cotelligent and supported by Cotelligent's help desk.

About Cotelligent, Inc.
-----------------------

Cotelligent Inc. (www.cotelligent.com) creates customized business applications that precisely fit each client's needs and are built from proven, reusable components on a solid foundation of design and architecture. Through a collaborative and consultative approach, Cotelligent delivers solutions that meet each client's unique objectives and extend the reach of their enterprise. The Cotelligent comprehensive strategy of reuse encompasses our collective experience that allows us to build customized solutions that deliver immediate results while reducing costs and implementation time. Cotelligent (OTC BB: CGZT) was established in 1996 and is a debt-free public company. We employ 140 people throughout the U.S. with headquarters in Irvine, California.

Company Contact:

Douglas B. Boxx
Director of Marketing
Cotelligent
100 Theory, Suite 200
Irvine, CA 92612
(949) 823-1674
doug.boxx@cotelligent.com
-------------------------

Safe Harbor Statement

Except for historical information contained herein, the information contained in this news release includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from such statements. All forward-looking statements included in this release are based upon information available to Cotelligent as of the date hereof, and Cotelligent assumes no obligation to update any such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the extent to which customers invest in IT infrastructures; the availability of qualified IT professionals; the rate of hiring, productivity, and retention of revenue-generating personnel; changes in the pricing of Cotelligent's services; the timing and rate of entrance into new regional and international markets; the structure and timing of acquisitions or investments; the possibility that technologies will not perform according to expectations or be accepted by the market; the market price for Cotelligent common stock and general economic conditions. Please refer to the discussion of risk factors and other factors included in Cotelligent's most recent Report on Form 10-Q, Report on Form 10-K for the year ended December 31, 2002, and other filings made with the Securities and Exchange Commission.